EXHIBIT 3(b)

AMENDED AND RESTATED CERTIFICATE OF DESIGNATION
OF
SERIES A PREFERRED STOCK
OF
KNOBIAS, INC.

The undersigned, E. Key Ramsey, President of Knobias, Inc., a Delaware corporation (the “Corporation”), hereby certifies that pursuant to the authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation of the Corporation, and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation by unanimous written consent, duly adopted the following resolutions providing for the amendment of the Certificate of Designation of Series A Preferred Stock of the Corporation, which resolutions have not been modified and are in full force and effect on the date hereof:

WHEREAS, pursuant to the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) of Knobias, Inc. (the “Corporation”), the Corporation is authorized to issue Five Million (5,000,000) shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”); and

WHEREAS, pursuant to the Certificate of Designation of Series A Preferred Stock of Knobias, Inc., filed with the Secretary of State of the State of Delaware on November 15, 2004 (the “Certificate of Designation”), 2,000,000 shares of Preferred Stock have been designated as Series A Preferred Stock of the Corporation (the “Series A Preferred Stock”); and

WHEREAS, as of the date hereof, 541,667 shares of Series A Preferred Stock of the Corporation are issued and outstanding; and

WHEREAS, it is the desire of the Board of Directors to amend and restate the Certificate of Designation as hereinafter set forth and to establish and fix the number of shares to be included in the Series A Preferred Stock, and to amend and restate the rights, preferences, powers, restrictions and limitations of the shares of such Series A Preferred Stock; and

WHEREAS, the holders of all of the outstanding shares of Series A Preferred Stock have approved this amendment and restatement and the rights, preferences, powers, restrictions and limitations set forth therein.

NOW, THEREFORE, BE IT RESOLVED, that the Certificate of Designation is amended and restated in its entirety as hereinafter set forth:

Section 1.  Designation, Amount and Stated Value. A series of Preferred Stock shall be designated the “Series A Preferred Stock” (the “Series A Preferred Stock”), and the number of shares constituting such series shall be an aggregate of Five Hundred Forty One Thousand Six Hundred Sixty Seven (541,667) shares, par value $0.01 per share.

Section 2.  Rights; Ranking. Except as otherwise provided by this Amended and Restated Certificate of Designation, all shares of Series A Preferred Stock shall be identical and shall entitle the holders of the Series A Preferred Stock to the rights and privileges set forth herein. The Series A Preferred Stock shall rank junior to any other series of Preferred Stock created and issued from time to time. The Series A Preferred Stock shall be subordinate to and rank junior to all indebtedness of the Corporation now or hereafter outstanding.

Exhibit 3(b) - Page 1

Section 3.  Redemption. (a) So long as (i) all accrued dividends on shares of any series of Preferred Stock shall have been paid or (ii) the Corporation is not in default under any debt or financing agreement, the Corporation may redeem, at its option, the Series A Preferred Stock at a redemption price equal to $1.20 per share (the “Redemption Price”). Such redemption shall be effected in accordance with the procedures set forth in this Section.

(b) Procedure for Redemption.

(i) Notice. In the event that the Corporation shall elect to redeem shares of the Series A Preferred Stock pursuant to this Section, the Corporation shall mail notice of such redemption (the “Redemption Notice”) by first-class mail, postage prepaid, and mailed not less that ten (10) days prior to the date elected by the Corporation in the Redemption Notice (the “Redemption Date”) to the holders of record of the shares of Series A Preferred Stock, at their respective addresses as such addresses shall appear in the records of the Corporation; provided, however, that failure to give the Redemption Notice or any defect therein or in the mailing thereof shall not affect the validity of the proceeding for redemption except as to the holder to whom the Corporation has failed to give the Redemption Notice or to whom the Redemption Notice was defective. Each such notice shall state: (A) the Redemption Date, (B) the Redemption Price, and (C) the place where certificates for such shares are to be surrendered for payment of the Redemption Price.

(ii) Rights of the Holders of Series A Preferred Stock. On the date of the mailing of Redemption Notice by the Corporation to the holders of record of the share of Series A Preferred Stock (the “Redemption Notice Date”), the shares of Series A Preferred Stock shall no longer be deemed outstanding and shall not have the status of shares of Series A Preferred Stock. On the Redemption Notice Date, all rights of the holders thereof as stockholders of the Corporation, including, without limitation, the right to convert (except the right to receive the applicable Redemption Price on the Redemption Date) shall cease, unless the Corporation defaults in the payment of the Redemption Price on the Redemption Date, in which case all rights of the holder to whom payment of the Redemption Price was not made on the Redemption Date shall continue until the Redemption Price is paid to such holders, and such holders shall have the rights of the terms of the Series A Preferred Stock set forth herein

Section 4.  Conversion.

(a)  Stockholders’ Right to Convert. Each share of Series A Preferred Stock shall be convertible at any time, at the sole option and election of the holder thereof, into fully paid and nonassessable shares of Common Stock.

(b)  Number of Shares of Common Stock Issuable upon Conversion. Each share of Series A Preferred Stock shall initially be convertible into four (4) shares of Common Stock.

Exhibit 3(b) - Page 2

(c)  Mechanics of Conversion. A holder electing to exercise his or its option to convert shall surrender to the Corporation, at its principal office or such other office or agency maintained by the Corporation for that purpose, certificates representing the shares of Series A Preferred Stock to be converted, accompanied by a written notice stating that such holder elects to convert such shares in accordance with this Section. The date of receipt of such certificates and notice by the Corporation at such office shall be the conversion date (the “Series A Conversion Date”). If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. Within ten business days after the Series A Conversion Date, the Corporation shall issue to such holder a number of shares of Common Stock into which such shares of Series A Preferred Stock are convertible pursuant to paragraph (b) above. Certificates representing such shares of Common Stock shall be delivered to such holder at such holder’s address as it appears on the books of the Corporation.

(d)  Termination of Rights. All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Series A Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of all accrued but unpaid cumulative dividends and any declared and unpaid non-cumulative dividends thereon.

(e)  No Conversion Charge or Tax. The issuance and delivery of certificates for shares of Common Stock upon the conversion of shares of Series A Preferred Stock shall be made without charge to the holder of shares of Series A Preferred Stock for any issue or transfer tax, or other incidental expense in respect of the issuance or delivery of such certificates or the securities represented thereby, all of which taxes and expenses shall be paid by the Corporation.

(f)  Reorganization, Reclassification and Merger Adjustment. If there occurs any capital reorganization or any reclassification of the Common Stock of the Corporation, the consolidation or merger of the Corporation with or into another entity (other than a merger of the Corporation for the purpose of changing the domicile of the Corporation or a merger or consolidation of the Corporation in which the Corporation is the continuing corporation and which does not result in any reclassification or change of outstanding shares of its Common Stock) or the sale or conveyance of all or substantially all of the assets of the Corporation, then each share of Series A Preferred Stock shall thereafter be convertible into the same kind and amounts of securities (including any shares of stock) or other assets, or both, which were issuable or distributable to the holders of outstanding Common Stock of the Corporation upon such reorganization, reclassification, consolidation, merger, sale or conveyance, in respect of that number of shares of Common Stock into which such share of Series A Preferred Stock might have been converted immediately prior to such reorganization, reclassification, consolidation, merger, sale or conveyance; and, in any such case, appropriate adjustments (as determined in good faith by the Board of Directors of the Corporation, whose determination shall be conclusive) shall be made to assure that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably may be practicable, in relation to any securities or other assets thereafter deliverable upon the conversion of the Series A Preferred Stock.

Exhibit 3(b) - Page 3

(g)  Notice of Adjustment. Whenever the securities or other property deliverable upon the conversion of the Series A Preferred Stock shall be adjusted pursuant to the provisions hereof, the Corporation shall promptly give written notice thereof to each holder of shares of Series A Preferred Stock at such holder’s address as it appears on the transfer books of the Corporation and shall forthwith file, at its principal executive office and with any transfer agent or agents for the Series A Preferred Stock and the Common Stock, a certificate, signed by the Chairman of the Board, President or one of the Vice Presidents of the Corporation, and by its Chief Financial Officer, Treasurer or one of its Assistant Treasurers, stating the securities or other property deliverable per share of Series A Preferred Stock calculated to the nearest cent or to the nearest one-hundredth of a share and setting forth in reasonable detail the method of calculation and the facts requiring such adjustment and upon which such calculation is based. Each adjustment shall remain in effect until a subsequent adjustment hereunder is required.

(h)  Reservation of Common Stock. The Corporation shall at all times reserve and keep available for issuance upon the conversion of the shares of Series A Preferred Stock the maximum number of its authorized but unissued shares of Common Stock as is reasonably anticipated to be sufficient to permit the conversion of all outstanding shares of Series A Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series A Preferred Stock.

(i)  No Fractional Shares. In connection with the conversion of any shares of Series A Preferred Stock, no fractions of shares of Common Stock shall be issued, but in lieu thereof the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by $1.20.

Section 5.  Voting Rights. The holders of Series A Preferred Stock and Common Stock will vote together and not as a separate class, except as required by law. The Series A Preferred Stock will have such number of votes as is equal to the number of shares of Common Stock then issuable upon conversion.

Section 6.  Status of Acquired Shares. Shares of Series A Preferred Stock acquired by the Corporation shall be restored to the status of authorized but unissued shares of capital stock, without designation as to series, and, subject to the other provisions hereof, may thereafter be issued.

Section 7.  Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof, unless to do so would contravene the present valid and legal intent of the Corporation and the initial purchaser of the Series A Preferred Stock.

Exhibit 3(b) - Page 4

The Corporation has caused this Certificate to be signed by ____________________, its President, this ___ day of ______________, 2007.

President

Exhibit 3(b) - Page 5